UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 4)*

KKR Real Estate Finance Trust Inc.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

48251K100
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR REFT Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,000

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,000

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR REFT Holdings GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,000

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,000

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR REFT Asset Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,001

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,001

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR Financial Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,001

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,001

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
Tactical Value SPN-KREF Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
Tactical Value SPN-SPV GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR Tactical Value SPN L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR Associates TV SPN L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR TV SPN GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,001

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,001

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,001

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,001

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,001

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,001

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,250,001

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,250,001

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,250,001

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,250,001

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 48251K100	13G

1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,250,001

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,250,001

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,250,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

STATEMENT ON SCHEDULE 13G

This is Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018, as amended on February 13, 2019, February 14, 2020 and February 12, 2021. Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, $0.01 par value per share (“Common Stock”), of KKR Real Estate Finance Trust Inc. (the “Issuer”).

Item 1.

(a)	Name of Issuer:

KKR Real Estate Finance Trust Inc.

(b)	Address of Issuer’s Principal Executive Offices:

30 Hudson Yards, Suite 7500, New York, NY 10001

Item 2.

(a)	Name of Person Filing:

KKR REFT Holdings L.P. (“KKR REFT Holdings”)
KKR REFT Holdings GP LLC (“KKR REFT Holdings GP”)
KKR REFT Asset Holdings LLC (“KKR REFT Asset Holdings”)
KKR Financial Holdings LLC (“KKR Financial Holdings”)
Tactical Value SPN-KREF Holdings L.P. (“Tactical Value SPN-KREF”)
Tactical Value SPN-SPV GP LLC (“Tactical Value SPN-SPV GP”)
KKR Tactical Value SPN L.P. (“KKR Tactical Value SPN”)
KKR Associates TV SPN L.P. (“KKR Associates TV SPN”)

KKR TV SPN GP Limited (“KKR TV SPN GP”)
KKR Group Partnership L.P. (“KKR Group Partnership”)
KKR Group Holdings Corp. (“KKR Group Holdings”)
KKR & Co. Inc. (“KKR & Co.”)
KKR Management LLP (“KKR Management”)
Henry R. Kravis
George R. Roberts

(b)	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, NY 10001

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Common Stock, $0.01 par value per share.

(e)	CUSIP Number:

48251K100

Item 3.
Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

The ownership percentages set forth below are based on 61,370,732 shares of Common Stock outstanding as of November 30, 2021, as reported in the Issuer’s prospectus dated December 22, 2021, filed by the Issuer with the Securities and Exchange Commission on December 22, 2021.

KKR REFT Holdings holds 14,250,000 shares of Common Stock of the Issuer, which represents 23.2% of the total number of shares of Common Stock outstanding. Each of KKR REFT Holdings GP (as the general partner of KKR REFT Holdings); KKR REFT Asset Holdings (as the sole owner of KKR REFT Holdings GP); and KKR Financial Holdings (as an owner of KKR REFT Asset Holdings) may also be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR REFT Holdings L.P., but each disclaims beneficial ownership of such shares.  KKR REFT Asset Holdings holds 1 share of Common Stock of the Issuer.

Tactical Value SPN-KREF no longer holds any shares of Common Stock. Each of Tactical Value SPN-SPV GP (as the general partner of Tactical Value SPN-KREF); KKR Tactical Value SPN (as the sole member of Tactical Value SPN-SPV GP); KKR Associates TV SPN (as the general partner of KKR Tactical Value SPN); and KKR TV SPN GP (as the general partner of KKR Associates TV SPN) are no longer the beneficial owners of any shares of Common Stock.

Each of KKR Group Partnership (as an owner of KKR REFT Asset Holdings, the sole owner of the common shares of KKR Financial Holdings); KKR Group Holdings (as the general partner of KKR Group Partnership); KKR & Co. (as the sole shareholder of KKR Group Holdings); KKR Management (as the Series I preferred stockholder of KKR & Co.) and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management) may also be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR REFT Holdings and KKR REFT Asset Holdings, for an aggregate of 14,250,001 shares, or 23.2%, but each disclaims beneficial ownership of such shares.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Each of Tactical Value SPN-KREF, Tactical Value SPN-SPV GP, KKR Tactical Value SPN, KKR Associates TV SPN and KKR TV SPN GP are no longer beneficial owners of more than five percent of the outstanding shares of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons and the partners, members, affiliates and shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being

Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

  SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2022

KKR REFT HOLDINGS L.P.
By: KKR REFT Holdings GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Robert H. Lewin, Chief
Financial Officer

KKR REFT HOLDINGS GP LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Robert H. Lewin, Chief
Financial Officer

KKR REFT ASSET HOLDINGS LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Robert H. Lewin, Chief
Financial Officer and Vice President

KKR FINANCIAL HOLDINGS LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Robert H. Lewin, Chief
Executive Officer

TACTICAL VALUE SPN-KREF HOLDINGS L.P.
By: Tactical Value SPN-SPV GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey B. Van Horn, Vice President

TACTICAL VALUE SPN-SPV GP LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey B. Van Horn, Vice President

KKR TACTICAL VALUE SPN L.P.
By: KKR Associates TV SPN L.P., its general partner
By: KKR TV SPN GP Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey B. Van Horn, Director

KKR ASSOCIATES TV SPN L.P.
By: KKR TV SPN GP Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey B. Van Horn, Director

KKR TV SPN GP LIMITED

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey B. Van Horn, Director

KKR GROUP PARTNERSHIP L.P.
By: KKR Group Holdings Corp., general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR GROUP HOLDINGS CORP.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR & CO. INC.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR MANAGEMENT LLP

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

HENRY R. KRAVIS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement, dated as of February 13, 2019 (previously filed with the Schedule 13G filed on February 13, 2019 and incorporated herein by reference)

2	Power of Attorneys granted by Henry R. Kravis and George R. Roberts (previously filed with the Schedule 13G filed on February 13, 2018 and incorporated herein by reference)

3	Power of Attorney granted by Robert H. Lewin (previously filed with Amendment No. 2 to the Schedule 13G filed on February 14, 2020 and incorporated herein by reference)

4	Power of Attorney granted by Jeff Van Horn